                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000), included in TeleTech Holdings, Inc.'s current report on Form 8-K filed on October 30, 2000 and to the incorporation by reference of our report dated February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000), included in TeleTech Holdings, Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement on Form S-4.

                                            /s/ Arthur Andersen LLP

Denver, Colorado
  November 17, 2000